Exhibit 99.1

PRESS RELEASE

Investor Relations:	Media:
New York: +1 (917) 663 2233	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: Iro.Antoniadou@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. HOSTS 2021 INVESTOR DAY;
PRESENTS THE COMPANY’S NEXT GROWTH PHASE, INCLUDING ITS AMBITION FOR SMOKE-FREE PRODUCTS TO ACCOUNT FOR THE MAJORITY OF ITS TOTAL NET REVENUES BY 2025;
REAFFIRMS ITS 2021 FULL-YEAR REPORTED DILUTED EPS FORECAST RANGE OF $5.90 TO $6.00

NEW YORK, February 10, 2021 -- Philip Morris International Inc.’s (NYSE: PM) senior management will present the company’s business strategies and growth outlook today at a virtual investor meeting, broadcast from the company’s Operations Center in Lausanne, Switzerland.

Investor Day Highlights

The company:

•Reaffirms its 2021 full-year reported diluted EPS forecast, provided on February 4th, to be in a range of $5.90 to $6.00, at the then prevailing exchange rates, representing a projected increase of approximately 14% to 16% versus reported diluted EPS of $5.16 in 2020;
•Provides 2021 to 2023 targets, including net revenue and adjusted diluted EPS compound annual organic growth of more than 5% and 9%, respectively, and 2023 heated tobacco unit shipment volume of 140 to 160 billion units;
•Announces the planned launch of IQOS ILUMA, the next generation of its IQOS heat-not-burn product featuring internal heating based on SmartcoreTM induction technology, in the second half of 2021;
•Plans to launch IQOS VEEV, its MESH technology e-vapor product, in over 20 markets this year;
•Expects to commercialize IQOS in a total of 100 markets by the end of 2025, from 64 markets at the end of 2020;
•Increases its 2025 ambition for the contribution of its smoke-free products to total net revenues to more than 50%, compared to a range of 38% to 42%, previously;
•Announces its target of at least $1 billion in net revenues from ‘beyond nicotine’ products in 2025; and
•Believes that with the right regulatory frameworks, dialogue and support from civil society, cigarette sales can end within 10 to 15 years in many countries.

“In just five years, we have thoroughly transformed our company, building IQOS into a top-5 global nicotine brand— with nearly $7 billion in net revenues and over 17 million users across 64 markets—while maintaining our leadership position in the international cigarette category," said André Calantzopoulos, Chief Executive Officer.

“We are now embarking on our next growth phase, further shifting to a better, more sustainable business by driving the development of the smoke-free category and leveraging our leading commercial model, which places the consumer at the core, to switch more adult smokers to our smoke-free products.”

“This next growth phase is underpinned by our unmatched portfolio of innovative products. We are very excited to announce the planned launch of IQOS ILUMA—the next generation of our IQOS heat-not-burn product featuring a new internal heating induction technology—during the second half of this year.”

“As outlined today, we are well positioned to deliver excellent top- and bottom-line growth, as well as strong shareholder returns. We now aim to be a majority smoke-free product company by 2025, an important milestone toward our ambition to deliver a smoke-free future, to the benefit of adults who would otherwise continue to smoke, society, the company and our shareholders.”

Webcast Details

The presentations and Q&A session will be webcast live from approximately 8:30 a.m. ET to approximately 1:30 p.m. ET, and may be accessed at www.pmi.com/2021InvestorDay. A copy of the slides, full transcript and glossary of key terms and definitions will be made available on the same webpage. The webcast may also be accessed on iOS or Android devices by downloading PMI’s free Investor Relations Mobile Application. An archive of the webcast will be available until 5:00 p.m. ET on Thursday, March 11, 2021.

2021 Full-Year Forecast & Assumptions

PMI reaffirms its 2021 full-year reported diluted EPS forecast, provided on February 4th, to be in a range of $5.90 to $6.00, at the then prevailing exchange rates, representing a projected increase of approximately 14% to 16% versus reported diluted EPS of $5.16 in 2020. On an organic basis, this forecast represents a projected increase of around 9% to 11% versus adjusted diluted EPS of $5.17 in 2020.1

The assumptions underlying this forecast remain unchanged versus those communicated by PMI in its earnings release of February 4th.

This forecast excludes the impact of any future acquisitions, unanticipated or unquantifiable asset impairment and exit cost charges, future changes in currency exchange rates, further developments pertaining to the judgment in the two Québec Class Action lawsuits and the Companies’ Creditors Arrangement Act (CCAA) protection granted to PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc., any unusual events, and any COVID-19-related developments different from the assumptions set forth in the company's forecast.

Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

1 The 2021 forecast excludes a favorable currency impact, at the then prevailing exchange rates, of approximately $0.25 per share provided on February 4th. 2020 adjusted diluted EPS of $5.17 reflects 2020 reported diluted EPS of $5.16, excluding: tax items of $0.06 per share, asset impairment and exit costs of $(0.08) per share, the Brazil indirect tax credit of $0.05 per share and a fair value adjustment for equity security investments of $(0.04) per share.

2021-2023 Targets & Assumptions

The company communicated the following key targets related to the three-year period from 2021 to 2023:

•Net revenue and adjusted diluted EPS compound annual organic growth of more than 5% and 9%, respectively;
•Approximately 40% of total net revenues from smoke-free products in 2023;
•Annual heated tobacco unit shipment volume of 140 to 160 billion units in 2023;
•Around $2 billion in annualized gross cost efficiencies by 2023 (compared to the 2020 cost base);
•An average annual increase in adjusted operating margins of at least 150 basis points on an organic basis;
•Around $35 billion in total operating cash flow over the three-year period at prevailing exchange rates;
•Estimated annual capital expenditures of around $0.8 billion;

The company communicated the following key assumptions related to the three-year period from 2021 to 2023:

•An estimated total international industry compound annual volume decline for cigarettes and heated tobacco units of 1% to 2%, excluding China and the U.S.;
•Broadly stable total cigarette and heated tobacco unit shipment volume for PMI over the period;
•An effective tax rate, excluding discrete tax events, of around 22% each year; and
•No share repurchases reflected in the growth targets for the period.

Capital Allocation

Subject to the discretion of the Board of Directors:

•If the 2021 outlook is confirmed over course of the year, the company intends to begin a three-year share repurchase program of $5 to $7 billion in the second half of 2021; and
•The company will maintain its progressive dividend policy while targeting a long-term dividend payout ratio of around 75% of adjusted diluted EPS.

Forward-Looking and Cautionary Statements

This press release, the presentations and related discussion contain projections of future results and other forward-looking statements. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.

PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent. Future results are also subject to the lower predictability of our reduced-risk product category's performance.

The COVID-19 pandemic has created significant societal and economic disruption, and resulted in closures of stores, factories and offices, and restrictions on manufacturing, distribution and travel, all of which have and will continue to adversely impact our business, results of operations, cash flows and financial position while the pandemic continues. Our business continuity plans and other safeguards in place may not be effective to mitigate the impact of the pandemic. Currently, significant risks include our diminished ability to convert adult smokers to our RRPs, significant volume declines in our duty-free business and certain other key markets, disruptions or delays in our manufacturing and supply chain, increased currency volatility, and delays in certain cost saving, transformation and restructuring initiatives. Our business could also be adversely impacted if key personnel or a significant number of employees or business partners become unavailable due to the COVID-19 outbreak. The significant adverse impact of COVID-19 on the economic or political conditions in markets in which we operate could result in changes to the preferences of our adult consumers and lower demand for our products, particularly for our mid-price or premium-price brands. Continuation of the pandemic could disrupt our access to the credit markets or increase our borrowing costs. Governments may temporarily be unable to focus on the development of science-based regulatory frameworks for the development and commercialization of RRPs or on the enforcement or implementation of regulations that are significant to our business. In addition, messaging about the potential negative impacts of the use of our products on COVID-19 risks may lead to increasingly restrictive regulatory measures on the sale and use of our products, negatively impact demand for our products and the willingness of adult consumers to switch to our RRPs, and adversely impact our efforts to advocate for the development of science-based regulatory frameworks for the development and commercialization of RRPs.

The impact of these risks also depends on factors beyond our knowledge or control, including the duration and severity of the COVID-19 pandemic in general and specifically in the jurisdictions in which we operate, its recurrence in our key markets, actions taken to contain its spread and to mitigate its public health effects, and the ultimate economic consequences thereof.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-K for the year ended December 31, 2020. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is leading a transformation in the tobacco industry to create a smoke-free future and ultimately replace cigarettes with smoke-free products to the benefit of adults who would otherwise continue to smoke, society, the company and its shareholders. PMI is a leading international tobacco company engaged in the manufacture and sale of cigarettes, as well as smoke-free products, associated electronic devices and accessories, and other nicotine-containing products in markets outside the U.S. In addition, PMI ships versions of its IQOS Platform 1 device and consumables to Altria Group, Inc. for sale under license in the U.S., where these products have received marketing authorizations from the U.S. Food and Drug Administration (FDA) under the premarket tobacco product application (PMTA) pathway; the FDA has also authorized the marketing of a version of IQOS and its consumables as a Modified Risk Tobacco Product (MRTP), finding that an exposure modification order for these products is appropriate to promote the public health. PMI is building a future on a new category of smoke-free products that, while not risk-free, are a much better choice than continuing to smoke. Through multidisciplinary capabilities in product development, state-of-the-art facilities and scientific substantiation, PMI aims to ensure that its smoke-free products meet adult consumer preferences and rigorous regulatory requirements. PMI's smoke-free product portfolio includes heat-not-burn and nicotine-containing vapor products. As of December 31, 2020, IQOS is available for sale in 64 markets in key cities or nationwide, and PMI estimates that approximately 12.7 million adults around the world have already switched to IQOS and stopped smoking. For more information, please visit www.pmi.com and www.pmiscience.com.